Exhibit 11.  Computation of Net Income (Loss) Per Share.

                   TRANSTECH INDUSTRIES, INC.
       COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                    For the Nine Months Ended
                                          September 30,
BASIC:                              2003            2002
Weighted Average Common Shares
  Outstanding                     2,979,190      2,979,190
Net Income (Loss)                $ (733,000)    $3,777,000
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share           $(.25)         $1.27

DILUTED:
Weighted Average Common
    Shares Outstanding            2,979,190      2,979,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                 -              -
                                  2,979,190      2,979,190

Net Income (Loss)                $ (733,000)    $3,777,000
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share           $(.25)         $1.27

                                    For the Three Months Ended
                                          September 30,
BASIC:                              2003            2002
Weighted Average Common Shares
  Outstanding                     2,979,190      2,979,190
Net Income (Loss)                $   25,000     $ (185,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share           $ .01          $(.06)

DILUTED:
Weighted Average Common
    Shares Outstanding            2,979,190      2,979,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                 -              -
                                  2,979,190      2,979,190

Net Income (Loss)                $   25,000     $ (185,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share           $ .01          $(.06)